Exhibit 99.3

Consent of Goldman Sachs & Co. LLC

December 18, 2018

Board of Directors

Chesapeake Energy Corporation

6100 North Western Avenue

Oklahoma City, Oklahoma 73118

Re:	Amendment No. 1 to Registration Statement on Form S-4 of Chesapeake Energy Corporation (File No. 333-228679) (the “Registration Statement”)

Ladies and Gentlemen:

Reference is made to our opinion letter, dated October 29, 2018 (“Opinion Letter”), with respect to the fairness from a financial point of view to Chesapeake Energy Corporation (the “Company”) of the Aggregate Merger Consideration (as defined in the Opinion Letter) to be paid by the Company for the outstanding shares of common stock, par value $0.01 per share, of WildHorse Resource Development Corporation (“WildHorse”) pursuant to the Agreement and Plan of Merger, dated as of October 29, 2018, by and among the Company, Coleburn Inc., and WildHorse.

The Opinion Letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein. We understand that the Company has determined to include our opinion in the Registration Statement, as amended. In that regard, we hereby consent to the reference to our Opinion Letter under the captions “Summary—Opinions of Financial Advisors—Opinion of Goldman Sachs & Co. LLC, Chesapeake’s Financial Advisor,” “The Merger—Background of the Merger,” “The Merger—Recommendation of the Chesapeake Board of Directors and Chesapeake’s Reasons for the Merger,” “The Merger—Certain Chesapeake Unaudited Prospective Financial Information” and “The Merger—Opinion of Goldman Sachs & Co. LLC, Chesapeake’s Financial Advisor” and to the inclusion of the foregoing opinion in the Joint Proxy Statement/Prospectus included in the Registration Statement, as amended. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement and that our Opinion Letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to, in whole or in part in any registration statement (including any subsequent amendments to the Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Goldman Sachs & Co. LLC (GOLDMAN SACHS & CO. LLC)

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